Exhibit 28(l)

INITIAL SUBSCRIPTION AGREEMENT

The Gabelli NextShares Trust (the “Trust”), a Delaware statutory trust, and GAMCO Investors, Inc. (the “Purchaser”), a New York limited liability company, hereby agree as follows:

1. The Trust hereby offers the Purchaser and the Purchaser hereby purchases one (1) share of beneficial interest of the Gabelli Pet Parents’TM NextSharesTM, no par value for $10.00 per share (collectively, the “Shares”). The Trust hereby acknowledges receipt from the Purchaser in the total amount of $10.00 in full payment for the Shares.

2. The Purchaser represents and warrants to the Trust that the Shares are being acquired for investment purposes and not with a present intention to the distribution thereof.

3. The Trust represents that a copy of its Certificate of Trust, dated March 20, 2015, is on file with the Secretary of State of the State of Delaware.

4. This Agreement has been executed on behalf of the Trust by the undersigned officer in his capacity as an officer of the Trust.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 15th day of May, 2018.

GABELLI NEXTSHARES TRUST
on behalf of
Gabelli Pet Parents’TM NextSharesTM

By:	/s/ Agnes Mullady
	Name:	Agnes Mullady
	Title:	President

GAMCO INVESTORS, INC.

By:	/s/ Bruce Alpert
	Name:	Bruce Alpert
	Title:	Senior Vice President